                                                                    EXHIBIT 3

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION.

PAYMENT OF THE INDEBTEDNESS EVIDENCED BY THIS SECURITY, INCLUDING PRINCIPAL, PREMIUM, IF ANY, AND INTEREST, IS SUBJECT TO THE TERMS AND CONDITIONS OF A SUBORDINATION AGREEMENT DATED OF EVEN DATE HEREWITH AMONG LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., AS THE INITIAL HOLDER OF THIS SECURITY, UNION BANK OF CALIFORNIA, N.A., AS ADMINISTRATIVE AGENT, AND OTHERS. A COPY OF THE SUBORDINATION AGREEMENT MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (OID). PURSUANT TO TREASURY REGULATION ss.1.1275-3(b)(1), NORMAN R. HUFFAKER, A REPRESENTATIVE OF THE ISSUER, WILL, BEGINNING TEN DAYS AFTER THE ISSUE
DATE OF THIS SECURITY, PROMPTLY   MAKE   AVAILABLE   TO  THE  HOLDER  UPON
REQUEST  THE   INFORMATION   DESCRIBED   IN  TREASURY   REGULATION
ss.1.1275-3(b)(1)(i). MR. HUFFAKER MAY BE REACHED AT TELEPHONE NUMBER (310) 765-2400.


                        SENIOR SUBORDINATED NOTE DUE 2005


$25,500,000.00                                                  June 15, 2000

         FOR VALUE RECEIVED, GENTLE DENTAL SERVICE CORPORATION, a Washington corporation ("GDSC"), GENTLE DENTAL MANAGEMENT, INC., a Delaware corporation ("GDMI") and DENTAL CARE ALLIANCE, INC., a Delaware corporation ("DCA" and, together with GDSC and GDMI, the "ISSUERS"), hereby jointly and severally promise to pay to the order of LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership (the "PURCHASER"), or any registered assigns (including the Purchaser, the "HOLDER"), the sum of TWENTY-FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($25,500,000.00) in immediately available funds and in lawful money of the United States of America, together with interest thereon, all as provided in this Senior Subordinated Note Due 2005 (this "NOTE"). This Note is being issued in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement dated of even date herewith among the Issuers, the Guarantors and the Purchaser (as it may be amended, supplemented or otherwise modified and in effect from time to time, the "SECURITIES PURCHASE AGREEMENT"). All capitalized terms used and not otherwise defined in this Note shall have the meanings set forth in the Securities Purchase Agreement.

        1.       PAYMENT OF INTEREST; DEFAULT RATE.

                 (a) So long as no Event of Default, Senior Financial Covenant Violation (as such term is defined below) or Interest Rate Event (as such term is defined below) shall have occurred and be continuing, the Issuers shall jointly and severally pay interest in cash on the unpaid principal balance of, premium, if any, and accrued and unpaid interest on this Note from the date hereof until fully paid at a rate per annum equal to twelve and one-half percent (12.50%) (the "BASE INTEREST RATE"); PROVIDED, HOWEVER, that interest due on any Interest Payment Date (as such term is defined below) may, at the option of the Issuers, be paid in additional senior subordinated notes of like tenor, valued at 100.0% of the interest payment due on such Interest Payment Date and including the same terms and other provisions contained in this Note, with the principal amount of each such additional note equal to the amount of such interest payment (each a "PIK NOTE"); PROVIDED FURTHER, HOWEVER, that if the Issuers elect to pay interest due on any Interest Payment Date in the form of a PIK Note, then (i) the interest payable on such Interest Payment Date only shall be calculated at a rate per annum equal to fifteen percent (15.0%) and (ii) GDSC shall pay interest due to the holders of the Convertible Subordinated Notes which accrues during the period during which interest shall have accrued with respect to such Interest Payment Date solely in the form of Additional Notes (as defined in the Convertible Subordinated Notes) in accordance with Section 2 thereof.

                 (b) Interest on this Note shall be payable monthly in arrears on the last Business Day of each calendar month (or portion thereof), commencing on June 30, 2000 (each an "INTEREST PAYMENT DATE"). Interest shall be computed on the basis of the actual number of days elapsed over a 360-day year, including the first and the last day.

                 (c) In the event that any Event of Default, Senior Financial Covenant Violation or Interest Rate Event shall occur and be continuing, then, in addition to the rights and remedies available to the Holder under the Securities Purchase Agreement, this Note, the other Investment Documents and Applicable Laws, the Issuers shall jointly and severally pay interest in cash only on the unpaid principal balance of, premium, if any, and accrued and unpaid interest on this Note at a rate per annum (the "DEFAULT RATE") equal to the Base Interest Rate PLUS two percent (2.0%) during the first sixty (60) calendar days (or portion thereof) until such Event of Default has been cured or has been waived by the Holder, such Senior Financial Covenant Violation has been cured or has been waived by the Senior Agent or such Interest Rate Event has been cured or has been waived by the Holder, as applicable, and, thereafter, such rate of interest shall further increase by one percent (1.0%) per annum over the rate in effect during the first sixty
(60) calendar days or applicable thirty (30) day period thereafter, as the case may be, for each additional thirty (30) calendar days (or portion thereof) until such Event of Default has been cured or has been waived by the Holder, such

Senior Financial Covenant Violation has been cured or has been waived by the Senior Agent or such Interest Rate Event has been cured or has been waived by the Holder, as applicable.

                 (d) The term "SENIOR FINANCIAL COVENANT VIOLATION" shall mean the failure by any Company Party to perform, comply with or observe any Senior Financial Covenant in accordance with its terms, and the term "INTEREST RATE EVENT" shall mean the occurrence of one or both of the following events: (A) Michael T. Fiore shall resign or be terminated as an officer and director of Parent and, at the same time or within ninety (90) days after the effective date of his resignation or termination, Steven R. Matzkin, D.D.S. shall resign or be terminated as an officer and director of Parent, PROVIDED that no Interest Rate Event shall be deemed to have occurred if Messrs. Fiore or Matzkin is replaced on an interim basis within ninety
(90) days after the effective date of Mr. Fiore's resignation or termination, or (B) Steven R. Matzkin, D.D.S. shall resign or be terminated as an officer and director of Parent and, at the same time or within ninety (90) days after the effective date of his resignation or termination, Michael T. Fiore shall resign or be terminated as an officer and director of Parent 90 days cure, PROVIDED that no Interest Rate Event shall be deemed to have occurred if Messrs. Matzkin or Fiore is replaced on an interim basis within ninety (90) days after the effective date of Mr. Matzkin's resignation or termination.

        2. PAYMENT OF PRINCIPAL; MATURITY DATE. The Issuers jointly and severally agree to pay in full the entire outstanding principal balance of this Note, outstanding premium, if any, accrued and unpaid interest and all other unpaid amounts owing under this Note on September 30, 2005 (the "MATURITY DATE").

        3.       OPTIONAL PREPAYMENTS.

                 (a) The Issuers may voluntarily prepay the principal balance of this Note at any time, in whole or in part, as follows:

                           (i) at 107.0% of the principal balance being prepaid at any time after the date hereof and on or before May 1, 2001;

                           (ii) at 106.0% of the principal balance
         being prepaid at any time after May 1, 2001 and on or before May 1, 2002;

                           (iii) at 104.0% of the principal balance being prepaid at any time after May 1, 2002 and on or before May 1, 2003;

                           (iv) at 102.0% of the principal balance
         being prepaid at any time after May 1, 2003 and on or before May 1, 2004; and

                           (v) at 100.0% of the principal balance being prepaid at any time after May 1, 2004 and on or before September 30, 2005.

Each percentage set forth above is referred to in this Note as the "PREPAYMENT PERCENTAGE" applicable to any prepayment. Any prepayment of this Note made under this SECTION 3 shall also include premium, if any, and all accrued and unpaid interest on the then outstanding principal balance of this Note through the date of prepayment.

                 (b) If the Issuers elect to prepay all or any portion of this Note, the Issuers shall furnish written notice to the Holder with respect to each voluntary prepayment not less than thirty (30) days prior to the date of prepayment. Such notice shall specify the principal balance of this Note to be prepaid on such date and shall be irrevocable. The amount of any voluntary prepayment shall be an amount equal to (i) the Prepayment Percentage applicable to such prepayment on such prepayment date, MULTIPLIED BY (ii) the principal amount of this Note specified in such prepayment notice to be prepaid on such prepayment date, together with premium, if any, and all accrued and unpaid interest on the then outstanding principal balance of this Note through the date of prepayment.

        4. MANDATORY PREPAYMENTS. In addition to the mandatory prepayments required to be made by the Issuers pursuant to SECTION 5:

                 (a) ASSET SALES. If, at any time after the Indebtedness under the Senior Credit Documents shall have been paid in full and the commitments to lend thereunder shall have terminated, any Company Party or Subsidiary intends to consummate any Asset Sale and the aggregate net proceeds from such Asset Sale exceeds $25,000, it shall, within ten (10) Business Days prior to the proposed date of consummation of such Asset Sale, notify the Holder in writing of the proposed Asset Sale (including, without limitation, the subject matter and the material terms thereof and the proposed date of consummation) and the proposed use of the proceeds to be derived from such Asset Sale. Within five (5) Business Days following the Holder's receipt of such written notice, the Holder may, by written notice furnished to the applicable Issuer, direct the applicable Issuer to apply all Net Cash Proceeds derived from such Asset Sale to prepay principal of, accrued and unpaid premium, if any, and accrued and unpaid interest on this Note. If the Holder directs the applicable Issuer to make the mandatory prepayment contemplated by this SECTION 4(a), the applicable Issuer shall make such prepayment within one (1) Business Day following the date of consummation of such Asset Sale. In addition, to the extent that the applicable Issuer receives any cash or cash equivalents upon the sale, conversion, collection or other liquidation of any non-cash proceeds from such Asset Sale, the applicable Issuer shall notify the Holder in writing within one (1) Business Day of such receipt. The Holder may, within five (5) Business Days after receipt of such written notice, direct the applicable Issuer in writing to make a mandatory prepayment under this SECTION 4(a) with such cash or cash equivalents and, if the Holder so directs the applicable Issuer in writing, the applicable Issuer shall make such mandatory prepayment within one (1) Business Day following its receipt of such Holder's written notice.

                 (b) EXCESS CASH FLOW. For each Fiscal Year, commencing with the Fiscal Year during which the Indebtedness under the Senior Credit Documents shall have been paid in full and the commitments to lend thereunder shall have terminated, the Issuers shall prepay the outstanding principal balance of this Note in an amount equal to fifty percent (50.0%) of the Excess Cash Flow (as such term is defined below) for such Fiscal Year. Such mandatory prepayment shall be due and payable by the Issuers to the Holder not later than April 15th of the following Fiscal Year (the date upon which such prepayment will be made being referred to herein as the "EXCESS CASH FLOW PAYMENT DUE DATE"). Not later than two (2) Business Days prior to each Excess Cash Flow Payment Due Date, the Issuers shall deliver to the Holder an Excess Cash Flow Calculation Certificate, in form and substance reasonably satisfactory to the Holder, signed by the Chief Financial Officer of each Issuer, showing in reasonable detail the calculation of the amount of any Excess Cash Flow payment due on such Excess Cash Flow Payment Due Date. For purposes of this SECTION 4(b), the term "EXCESS CASH FLOW" means, for any Fiscal Year, (i) consolidated EBITDA of Parent and its Subsidiaries for such Fiscal Year, MINUS (ii) the sum of (A) interest expense paid in cash during such Fiscal Year by Parent and its Subsidiaries; (B) aggregate payments of principal on any Indebtedness of Parent and its Subsidiaries during such Fiscal Year; (C) Taxes paid in cash by Parent and its Subsidiaries during such Fiscal Year; and (D) Capital Expenditures made by Parent or any of its Subsidiaries during such Fiscal Year.

         The mandatory prepayments provided for in this SECTION 4 shall be paid at 100.0% (I.E., without premium) of the principal amount required to be prepaid and shall be accompanied by the payment of any accrued and unpaid interest on, and other amounts owing under, this Note through the date of prepayment, all as provided for above.

        5. CHANGE IN CONTROL. If a Change in Control shall occur at any time, the Holder may, at its sole election, require the Issuers to prepay this Note, in whole or in part, at any time during the one hundred and eighty
(180) day period following the occurrence of the Change in Control, at 103.0% of the aggregate principal balance of this Note and the then outstanding PIK Notes, PLUS all accrued and unpaid interest on, and other amounts owing under, this Note and such PIK Notes through the date of prepayment. The Issuers shall notify the Holder in writing, if possible, of any Change in Control at least five (5) days prior to the date that such Change in Control is scheduled to occur. The Issuers shall also notify the Holder of the date on which any Change in Control shall have actually occurred within one (1) Business Day after such date and shall inform the Holder in such notification of the Holder's right to require the Issuers to prepay this Note as provided in this SECTION 5 and of the date on which such right shall terminate. If the Holder elects to require the Issuers to prepay this Note pursuant to this
SECTION 5, it shall furnish a written notice to the Issuers advising the Issuers of such election and the outstanding principal balance hereof, premium, accrued and unpaid interest and all other amounts to be prepaid. The Issuers jointly and severally agree to prepay this Note in accordance with this SECTION 5, SECTION 7 and such written notice within one (1) Business Day after its receipt of such written notice.

        6. HOLDER ENTITLED TO CERTAIN BENEFITS. This Note is the "Note" referred to in, and the Holder is entitled to the rights and benefits under, the Securities Purchase Agreement, including, without limitation, the right to accelerate the outstanding principal balance of, premium, if any, accrued and unpaid interest on, and all other amounts owing under this Note upon the occurrence of an Event of Default. In addition, the payment and performance of this Note is guaranteed by the Guarantors.

        7. MANNER OF PAYMENT. Payments of principal, interest and other amounts due under this Note shall be made no later than 12:00 p.m. (noon) (Los Angeles time) on the date when due and in lawful money of the United States of America and (by wire transfer in funds immediately available at the place of payment) to such account as the Holder may designate in writing to the Issuers and, if to the Purchaser, to: Bank of America, Century City, Private Banking, 2049 Century Park East, Los Angeles, California 90067; ABA No. 121000358; Account No. 1154603239; Attention: Cheryl Stewart (or such other place of payment as the Purchaser may designate in writing). All such payments shall be made without any deduction whatsoever, including, without limitation, any deduction for set-off, recoupment, counterclaim or taxes. Any payments received after 12:00 p.m. (noon) (Los Angeles time) shall be deemed to have been received on the next succeeding Business Day. Any payments due hereunder which are due on a day which is not a Business Day shall be payable on the immediately preceding Business Day, together with all accrued and unpaid interest through the actual due date of payment.

        8. MAXIMUM LAWFUL RATE OF INTEREST. The rate of interest payable under this Note shall in no event exceed the maximum rate permissible under Applicable Law. If the rate of interest payable on this Note is ever reduced as a result of this SECTION 8 and at any time thereafter the maximum rate permitted under Applicable Law exceeds the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided for under Applicable Law for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this SECTION 8.

        9. WAIVERS. Each Issuer hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor, and all other notices of any kind whatsoever to which it may be entitled under Applicable Law or otherwise, except for notices to which the Issuers are expressly entitled under this Note.

        10. REGISTRATION OF NOTE. Each Issuer shall maintain at its principal executive office a register in which it shall register this Note, any Assignments of this Note or any other notes issued hereunder and any other notes issued upon surrender hereof and thereof. At the option of the Holder, this Note may be exchanged for one or more new notes of like tenor in the principal denominations requested by the Holder, and the Issuers shall, within five (5) Business Days after the surrender of this Note at the Issuer's principal executive offices, deliver to the Holder such new note or notes. In addition, each Assignment of this Note, in whole or in part, shall be registered on the register immediately following the surrender of this Note at the Issuers' principal executive offices. The Issuers may require the Holder, as a condition to the registration of any Assignment hereunder, to represent and warrant to the Issuers, and deliver an opinion of counsel reasonably acceptable to the Issuers, that an Assignment complies with applicable federal or state securities laws.

        11. PERSONS DEEMED OWNERS; PARTICIPATIONS. Prior to due presentment for registration of any Assignment, the Issuers may treat the Person in whose name this Note or any PIK Note is registered as the owner and Holder thereof for all purposes whatsoever, and the Issuers shall not be affected by notice to the contrary. Subject to the preceding sentence, the Holder may grant to other Persons without the Issuer's consent participations from time to time in all or any part of this Note on such terms and conditions as may be determined by the Holder in its sole and absolute discretion, subject to applicable federal and state securities laws; PROVIDED, HOWEVER, that the Holder may not grant participations to any Person who is engaged in any business which competes with the business of the Company Parties. Notwithstanding anything to the contrary contained herein or otherwise, nothing in this Note, the Securities Purchase Agreement or any other Investment Document or otherwise shall confer upon the participant any rights in the Securities Purchase Agreement or any other Investment Document, and the Holder shall retain all rights with respect to the administration, waiver, amendment, collection and enforcement of, compliance with and consent to the terms and provisions of this Note, the Securities Purchase Agreement and any other Investment Document.

                  In addition, the Holder may, without the consent of the participant, give or withhold its consent or agreement to any amendments to or modifications of this Note, the Securities Purchase Agreement or any other Investment Document, waive any of the provisions hereof or thereof or exercise or refrain from exercising any other rights or remedies which the Holder may have under this Note, the Securities Purchase Agreement, any other Investment Document or otherwise. Notwithstanding the foregoing, the Holder will not agree with the Issuers, without the prior written consent of the participant (which consent shall be given or affirmatively withheld not later than three (3) Business Days after the Holder's written request therefor):
(a) to reduce the principal of or rate of interest on this Note or (b) to postpone the date fixed for payment of principal of or interest on the Indebtedness evidenced by this Note. If the participant does not reply within three (3) days to the Holder's request for such consent, the participant shall be deemed to have consented to such agreement and the Holder may take such action in such manner as the Holder determines in the exercise of its independent business judgment.

        12. ASSIGNMENT AND TRANSFER. Subject to Applicable Law, the Holder may, at any time and from time to time and without the consent of any Issuer or other Company Party, assign or transfer to one or more Persons all or any portion of this Note or any portion thereof (but not less than $500,000 in principal amount in any single assignment (unless such lesser amount represents the entire outstanding principal balance hereof)); PROVIDED, HOWEVER, that the Holder may not assign or transfer all or any portion of this Note to any Person who is engaged in any business which competes with the business of the Company Parties. Upon surrender of this Note at the Issuers' principal executive office for registration of any such assignment or transfer, accompanied by a duly executed instrument of transfer, the Issuers shall, at their expense and within five (5) Business Days of such surrender, execute and deliver one or more new notes of like tenor in the requested principal denominations and in the name of the assignee or assignees and bearing the legend set forth on the face of this Note, and this Note shall promptly be canceled. If the entire outstanding principal balance of this Note is not being assigned, the Issuers shall issue to the Holder hereof, within five (5) Business Days of the date of surrender hereof, a new note which evidences the portion of such outstanding principal balance not being assigned. If this Note is divided into one or more notes and is held at any time by more than one Holder, any payments of principal of, premium, if any, and interest or other amounts on this Note which are not sufficient to pay all interest or other amounts due thereunder, shall be made PRO RATA with respect to all such notes in accordance with the outstanding principal amounts thereof, respectively.

        13. LOSS, THEFT, DESTRUCTION OR MUTILATION OF THIS NOTE. Upon receipt of evidence reasonably satisfactory to the Issuers of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement or other indemnity reasonably satisfactory to the Issuers or, in the case of any such mutilation, upon surrender and cancellation of such mutilated Note, the Issuers shall issue and deliver within five (5) Business Days a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

        14. COSTS OF COLLECTION. The Issuers jointly and severally agree to pay to the Purchaser on demand all costs and expenses of every type and nature (including, without limitation, all fees and expenses of attorneys, accountants and other experts and all due diligence, collateral review, appraisal, search, filing and recording fees and expenses) which are expended or incurred by or on behalf of the Purchaser in connection with (a) the administration of the Investment Documents or the collection and enforcement of the Obligations, whether or not any action, suit or other proceeding is commenced; (b) any actions for declaratory relief in any way related to the Obligations; (c) the protection or preservation of any rights, powers or remedies of the Purchaser under this Agreement or any other Investment Document; (d) any actions taken by the Purchaser in negotiating any amendment, waiver, consent or release of or under this Agreement, this Note or any other Investment Document; (e) if the Holder believes that a Default or Event of Default has occurred or is likely to occur, any actions taken in reviewing the Company Parties' financial affairs, which actions shall include, without limitation, (i) inspecting the facilities of any Company Party or conducting audits or appraisals of the financial condition of any Company Party; (ii) having an accounting or other firm selected by the Purchaser review the books and records of any Company Party and perform a thorough and complete examination thereof; (iii) interviewing the Company Parties' employees, attorneys, accountants, customers and any other Persons related to the Company Parties which the Purchaser believes may have relevant information concerning the business, condition (financial or otherwise), results of operations or prospects of any of the Company Parties; and (iv) undertaking any other action which the Purchaser believes is necessary to assess accurately the financial condition and prospects of the Company Parties; (f) any refinancing, restructuring (whether in the nature of a "work out" or otherwise), bankruptcy or insolvency proceeding involving any Company Party or Affiliate thereof, including, without limitation, any refinancing or restructuring of this Agreement, this Note or any other Investment Documents;
(g) any actions taken to verify, maintain, perfect and protect any Lien granted to the Purchaser by any Company Party or any other Person under the Investment Documents; (h) any effort by the Purchaser to protect, assemble, complete, collect, sell, liquidate or otherwise dispose of any collateral, including in connection with any case under Bankruptcy Laws; or (i) having counsel advise the Purchaser as to its rights and responsibilities, the perfection, protection or preservation of rights or interests under the Investment Documents, with respect to negotiations with any Company Party or with other creditors of any Company Party or with respect to any proceeding under any Bankruptcy Law. The Issuers hereby consent to the taking of the foregoing actions by the Purchaser without conditions or restrictions.

        15. EXTENSION OF TIME. The Holder may, at its sole option, extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgence without affecting or diminishing the Holder's right to full recourse against the Issuers hereunder, which right is expressly reserved.

        16. NOTATIONS. Before disposing of this Note or any portion thereof, the Holder may make a notation thereon (or on a schedule attached thereto) of the amount of all principal payments previously made by the Issuers with respect thereto.

        17. GOVERNING LAW. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

        18. CAPTIONS; CONSTRUCTION AND INTERPRETATION. The captions contained in this Note are for convenience of reference only, do not constitute a part of this Note and are not to be considered in construing or interpreting this Note. The Issuers and the Holder have each been represented by counsel in the negotiation and drafting of this Note, and neither the Issuers nor the Holder nor their respective counsel shall be deemed the drafter of this Note for purposes of construing the provisions of this Note. All provisions of this Note shall be construed in accordance with their fair meaning, and not strictly for or against the Issuers or the Holder.

        19. WAIVER OF JURY TRIAL. EACH ISSUER AND THE HOLDER (BY ACCEPTANCE THEREOF) HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BROUGHT TO RESOLVE ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS NOTE, ANY OTHER INVESTMENT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING.

         IN WITNESS WHEREOF, the Issuers have caused this Note to be executed and delivered by their duly authorized representatives on the date first above written.

                                      GENTLE DENTAL SERVICE CORPORATION, a
                                      Washington corporation


                                      By:
                                         ----------------------------------
                                         Michael T. Fiore
                                         President and Chief Executive Officer


                                      GENTLE DENTAL MANAGEMENT, INC., a
                                      Delaware corporation


                                      By:
                                         ----------------------------------
                                         Michael T. Fiore
                                         President and Chief Executive Officer


                                      DENTAL CARE ALLIANCE, INC., a California corporation


                                      By:
                                         ----------------------------------
                                         Steven R. Matzkin, D.D.S.
                                         President and Chief Executive Officer